Exhibit 5.1

4 May 2016

To:     Board of Directors
Mallinckrodt plc
Damastown
Mulhuddart
Dublin 15
Ireland

Re:     Mallinckrodt plc - Form S-8 Registration Statement

Dear Sirs,

1.	Basis of Opinion

We are acting as Irish counsel to Mallinckrodt plc, registered number 522227, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at Damastown, Mulhuddart, Dublin 15, Ireland (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), to be filed with the United States Securities and Exchange Commission (the “SEC”) on 4 May 2016 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to ordinary shares with a nominal value of US$0.20 per share of the Company (the “Shares”) that may be delivered pursuant to Mallinckrodt Pharmaceuticals 2016 Employee Stock Purchase Plan (the “Plan”).

1.
This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. This Opinion speaks only as of its date.

2.	This Opinion is also strictly confined to the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter.

3.	As Irish counsel to the Company in connection with the registration of the Shares, we have examined:

(a)	the documents listed in the schedule (the “Schedule”) to this opinion (the “Documents”);

(b)	the searches listed at paragraph 1.5 below; and

(c)	such other documents and records as we have deemed necessary to enable us to render the opinions set forth below.
We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Plan other than the Documents.

4.	In giving this Opinion, we have examined and relied on copies of the Documents sent to us by email in pdf or other electronic format.

5.	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on 4 May 2016:

(a)
on the file of the Company maintained by the Irish Registrar of Companies in Dublin for returns of allotments, special resolutions amending the constitution of the Company (the “Constitution”) and notice of the appointment of directors and secretary of the Company and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the twelve years immediately preceding the date of the search; and

(c)	in the Central Office of the High Court in Dublin for any proceedings and petitions filed in respect of the Company.

2.	Opinion
Subject to the assumptions set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

1.	the Company is a public company limited by shares and is duly incorporated and validly existing under the laws of; and

2.
when the Shares have been issued pursuant to and in accordance with the terms and conditions referred to or summarised in the applicable resolutions and the Plan, the Shares will be validly issued, fully paid up and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.	Assumptions
For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Registration Statement and the Plan

1.	that when filed with the SEC, the Registration Statement will not differ in any material respect from the drafts that we have examined;

2.	that the Shares will be allotted and issued in the manner stated in the Plan;

3.
that any awards granted pursuant to the Plan will be paid up in consideration of the receipt by the Company prior to, or simultaneously with, the issue of the Shares pursuant thereto of cash at least equal to the nominal value of such Shares and that where Shares are issued under the Plan without the requirement for the payment of cash consideration by or on behalf of the relevant beneficiary, then such shares shall either be fully paid up by the Company or one of its subsidiaries in a manner permitted by Section 82(6)(f) and Section 1043(4) of the Companies Act 2014 (and to the extent applicable, by the European Communities (Public Limited Companies Subsidiaries) Regulations 1997) and within the time permitted by Section 1027 of the Companies Act 2014 or issued for consideration as set out in Section 1028(2) of the Companies Act 2014;

4.	that the filing of the Registration Statement with the SEC has been authorised by all necessary actions under all applicable laws other than Irish law;

5.
that the exercise of any options granted under the Plan and the issue of the Shares upon exercise of such options (and the issue of the Shares in connection with any other awards granted under the Plan) will be conducted in accordance with the terms and the procedures described in the Plan and the applicable award agreement;

6.	that the Company has sufficient share capital to issue the required number of Shares to be delivered to recipients of any awards granted under the Plan;

7.
with respect to Shares issued pursuant to awards granted on or after 12 June 2018 (the date of expiry of the Company’s existing authority to issue shares) that the Company will have renewed its authority to issue the Shares in accordance with the terms and conditions set out in the Constitution of the Company and the Companies Act 2014 (and any statutory modification or re-enactment thereof for the time being in place) and such authority shall be in effect at the time of such grant;

Authenticity and bona fides

8.
the completeness and authenticity of all Documents submitted to us as originals or copies of originals (and in the case of copies, conformity to the originals of such copies), the genuineness of all signatories, stamps and seals thereon and where incomplete Documents have been submitted to us that the originals of such Documents are identical to the last draft of the complete Documents submitted to us;

9.
that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

10.
that there is, at the relevant time of the allotment and issue of the Shares, no matter affecting the authority of the directors to issue and allot the Shares, not disclosed by the Constitution or the resolutions produced to us, which would have any adverse implications in relation to the opinions expressed in this Opinion;

11.
that the Constitution effective as of 12 June 2013 is the current Constitution, are up to date and has not been amended or superseded and that there are no other terms governing the Shares other than those set out in the Constitution;

Accuracy of searches and warranties

12.
the accuracy and completeness of the information disclosed in the searches referred to in paragraph 1.5 above and that such information has not since the time of such search or enquiry been altered. It should be noted that searches at the Companies Registration Office, Dublin, do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company;

13.	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents; and

Commercial Benefit

14.
that the Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit.

4.	Disclosure
This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement. In giving this consent we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act.

The opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof.

Yours faithfully,

/s/ ARTHUR COX
ARTHUR COX

SCHEDULE

The Documents

1.	A copy of the Registration Statement to be filed by the Company with the SEC.

2.	A copy of the Plan.

3.
A certificate of the secretary of the Company dated 4 May 2016, including an extract of the resolutions approved by the board of directors of the Company dated 16 September 2015 regarding the approval of and adoption of, among other things, the Plan and all other matters contemplated thereby and the approval and filing of the Registration Statement with the SEC and certifying the approval of resolution 4 in the notice of annual general meeting and definitive proxy statement for the 2016 annual general meeting of shareholders filed on January 22, 2016 at the annual general meeting of the Company on March 16, 2016.

4.	A copy of the Constitution of the Company effective 12 June 2013.

5.	A copy of the Certificate of Incorporation of the Company on registration as public limited company dated 9 January 2013.

6.	Letter of status from the Irish Companies Registration Office dated 4 May 2016.

7.	A copy of the Company’s notice of annual general meeting and definitive proxy statement for the 2016 annual general meeting of shareholders filed on January 22, 2016.